Exhibit 10.78

Execution Copy

AMENDED AND RESTATED
SECURITYHOLDERS’ AGREEMENT

among

HUTCHISON-PRICELINE LIMITED,

PCLN ASIA, INC.,

TRIO HAPPINESS LIMITED

and

ANY OTHER PERSON
BECOMING A SIGNATORY HERETO
AFTER THE DATE HEREOF

dated as of October 3, 2003

AMENDED AND RESTATED

SECURITYHOLDERS’ AGREEMENT

This AMENDED AND RESTATED SECURITYHOLDERS’ AGREEMENT, dated as of October 3, 2003, among HUTCHISON-PRICELINE LIMITED, a company organized under the laws of the Cayman Islands (the “Company”), PCLN ASIA, INC., a corporation organized under the laws of the State of Delaware, United States of America (“PCLN SUB”), and TRIO HAPPINESS LIMITED, a company organized under the laws of the British Virgin Islands and a wholly owned subsidiary of Hutchison Whampoa Limited (“TH” and, together with PCLN SUB, the “Investors”), and any other Person becoming a signatory hereto after the date hereof (each of the aforementioned, a “Party” and, collectively, the “Parties”).  Capitalized terms used and not otherwise defined herein have the respective meanings ascribed to such terms in Section 1.01.

W I T N E S S E T H:

WHEREAS, PCLN SUB is a wholly owned subsidiary of Priceline, an Internet-based company with significant name recognition of its trademarked “priceline” name and patented “demand collection system” for selling products over the Internet through buyer driven commerce;

WHEREAS, Hutchison and its Affiliates are a conglomerate with interests in ports and related services, telecommunications, property development and holdings, retail and manufacturing and energy, infrastructure, finance and investment, and has extensive and long-standing global business relationships, including relationships in many parts of the Asia Pacific region;

WHEREAS, the Parties hereto have entered into a Securityholders’ Agreement, dated as of June 27, 2000, as supplemented by the Supplemental Agreement relating to the Securityholders’ Agreement dated February 15, 2001 (collectively, the “Original Securityholders’ Agreement”), pursuant to which, among other things, the Parties formed the Company for the purpose of conducting an Internet-based buyer driven commerce business in Bangladesh, Bhutan, Brunei, Cambodia, Hong Kong, Taiwan, the People’s Republic of China, North Korea, South Korea, Singapore, Sri-Lanka, Thailand, Laos, Macau, Malaysia, Maldives, Mongolia, Myanmar, Nepal, Pakistan, Papua New Guinea, Tibet, Vietnam, Indonesia, the Philippines and India (the “Territory”);

WHEREAS, pursuant to the terms of the Original Securityholders’ Agreement and in connection with the transactions contemplated thereby (the “Transactions”), (i) Priceline and the Company entered into a Technology License Agreement, dated as of June 27, 2000, as supplemented and amended to date (the “Priceline License Agreement”); (ii) Priceline and the Company entered into a Services Agreement, dated as of June 27, 2000, as supplemented and amended to date (the “Priceline Services Agreement”); (iii) Priceline and the Company entered into a Trademark License Agreement, dated as of June 27, 2000, as supplemented and amended to date (the “Priceline Trademark Agreement”); (iv) Hutchison Whampoa Enterprises Limited, a company organized under the laws of the British Virgin Islands, and the Company entered into a Trademark License Agreement, dated as of June 27, 2000 (the “Hutchison License Agreement”); and (v) TH and the Company entered into a Services Agreement, dated as of June 27, 2000, as supplemented and amended to date (the “TH Services Agreement”); (vi) Priceline guaranteed the performance of the obligations of PCLN SUB under the Original Securityholders’ Agreement, pursuant to the terms of a separate guaranty; and (vii) A.S. Watson guaranteed the performance of the obligations of TH under the Original Securityholders’ Agreement, pursuant to the terms of a separate guaranty.

WHEREAS, contemporaneously with entering into this Agreement, the Company, PCLN SUB and TH are entering into a Restructuring Agreement (the “Restructuring Agreement”), pursuant to which (i) PCLN SUB and TH are reducing the conversion price under certain convertible notes issued by the Company to PCLN SUB and TH, from US$1.25 per Original Ordinary Share to US$1.00 per Original Ordinary Share, and are converting such convertible notes at the reduced conversion price into Original Ordinary Shares; (ii) PCLN SUB and TH are passing shareholders’ resolutions to cause the Company to, among other things, sub-divide each Original Ordinary Share into five Ordinary Shares (the “Sub-division”) and to alter its authorised share capital; (iii) following the Sub-division, PCLN SUB and TH are subscribing for and purchasing Ordinary Shares; (iv) following the Sub-division, the Company is re-purchasing from PCLN SUB and TH the Ordinary Shares  resulting from the Sub-division  with funds from the subscriptions referred to in (iii) above; (v) following the Sub-division, the Company is issuing and allotting to TH new Ordinary Shares in satisfaction of certain amounts owed by it to TH, and the Company is granting TH an option to purchase, from time to time, on or prior to March 31, 2004, up to 979,390 new Ordinary Shares for cash at par value of US$0.20 per Ordinary Share (as adjusted from time to time); (vi) following the Sub-division, the Company is issuing and allotting to TH new Ordinary Shares in satisfaction of certain amounts owed by it to TH ; (vii) following the Sub-division, the Company is issuing and allotting new Ordinary Shares to PCLN SUB in satisfaction of certain amounts owed by it to Priceline; (viii) the Company and Priceline are amending and restating the Priceline Services Agreement; (ix) the Company and Priceline are amending the Priceline

License Agreement; and (x) the Company and TH are amending the TH Services Agreement.

WHEREAS, in connection with the transactions contemplated by the Restructuring Agreement, the Parties desire to amend and restate the Original Securityholders’ Agreement by entering into this Agreement on the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements hereinafter set forth, the Parties hereby agree, with effect from 1 January 2003, as follows:

ARTICLE I

DEFINITIONS

Section 1.01.          Certain Defined Terms.  As used in this Agreement, the following terms shall have the following meanings:

“A.S. Watson” means A.S. Watson & Company, Limited, a Hong Kong company and a wholly owned subsidiary of Hutchison.

“A.S. Watson Guaranty” means the guaranty, dated as of June 27, 2000, of A.S. Watson in favor of PCLN SUB and the Company, including all confirmations thereof.

“Affiliate” has the meaning specified in Rule 12b-2 promulgated under the Exchange Act, as amended, and the rules and regulations promulgated thereunder.

“Agreement” means this Amended and Restated Securityholders’ Agreement and all amendments hereto made in accordance with the provisions hereof.

“Ancillary Agreements” means the Restructuring Agreement, the Priceline License Agreement, the Priceline Services Agreement, the Priceline Trademark Agreement, the Hutchison License Agreement, the TH Services Agreement, the Priceline Guaranty and the A.S. Watson Guaranty.

“Approved Underwriter” has the meaning specified in Section 6.02(f).

“Board” means the board of directors of the Company.

“Business Day” means any day other than a Saturday, Sunday or other day on which banks in the City of New York, State of New York, United States of America or Hong Kong are authorized or required to be closed.

“Business Plan” means the business plan for the Company’s fiscal year 2000, including the annual budget, as agreed between TH and PCLN SUB as attached as Schedule I to the Original Securityholders’ Agreement, and for each successive fiscal year of the Company.

“Change of Control” shall be deemed to have occurred (a) if TH or, in the event of a Transfer to a Permitted Transferee of TH, such Permitted Transferee, ceases to be a wholly owned subsidiary of Hutchison or any successor thereto, in each case, without the prior written consent of PCLN SUB; or (b) if PCLN SUB or, in the event of a Transfer to a Permitted Transferee of PCLN SUB, such Permitted Transferee, ceases to be a wholly owned subsidiary of Priceline or any successor thereto, in each case, without the prior written consent of TH.

“Closing Price” means, with respect to the Registrable Securities, as of the date of determination, (a) the average of the closing bid and ask prices on such date, as officially reported on the principal national securities exchange (including The Nasdaq Stock Market, Inc.) on which the Registrable Securities are then listed or admitted to trading; or (b) if the Registrable Securities are not then listed or admitted to trading on any national securities exchange but are designated as national market system securities by the NASD, the last trading price per share of a Registrable Security on such date; or (c) if there shall have been no trading on such date or if the Registrable Securities are not so designated, the average of the reported closing bid and asked prices of the Registrable Securities on such date as shown by The Nasdaq Stock Market, Inc. (or its successor) and reported by any member firm of the New York Stock Exchange, Inc. selected by the Company; or (d) if none of (a), (b) or (c) is applicable, a market price per share determined in good faith by the Board; provided, however, that, in the case of this clause (d), any Designated Holder, by notice to the Board and all other Designated Holders, may require that such fair market value of the Shares be determined by an internationally recognized, independent investment banking firm that is nationally recognized both within the United States and Hong Kong, which firm shall be selected by the Board in the reasonable exercise of its good faith judgment, which selection shall be approved by at least one TH Director and the PCLN Director.  If trading is conducted on a continuous basis on any exchange, then the closing price shall be at 4:00 p.m., New York City time.

“Commission” means the United States Securities and Exchange Commission.

“Company” has the meaning specified in the Preamble.

“Company Underwriter” has the meaning specified in Section 6.03(a).

“Control” (including the terms “Controlled by” and “under common Control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, as trustee or executor, by contract or otherwise, including the ownership, directly or indirectly, of securities having the power to elect a majority of the board of directors or similar body governing the affairs of such Person.

“Convertible Note” means the 6% Convertible Note in the aggregate principal amount of US$11,110,000, dated as of June 27, 2000 issued by the Company to PCLN SUB and converted in accordance with its terms into Ordinary Shares on the date of this Agreement.

“Default Value” of any Shares means, as of the date when determined, the par value of such Shares.

“Demand Registration” has the meaning specified in Section 6.02(a).

“Designated Holder” means each of TH and PCLN SUB.

“Exchange Act” means the United States Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated by the Commission thereunder.

“Holders’ Counsel” has the meaning specified in Section 6.05(a)(i).

“Hong Kong” means the Hong Kong Special Administrative Region of the People’s Republic of China.

“Hutchison” means Hutchison Whampoa Limited, a Hong Kong public company.

“Hutchison License Agreement” has the meaning specified in the Recitals.

“Incidental Registration” has the meaning specified in Section 6.03(a).

“Indemnified Party” has the meaning specified in Section 6.06(c).

“Indemnifying Party” has the meaning specified in Section 6.06(c).

“Independent Bank” has the meaning specified in Section 7.11.

“Initial Public Offering” means the first Public Offering of the Shares resulting in aggregate net proceeds (after expenses and underwriting commissions and discounts) to the Company, if such Public Offering occurs in the United States of America, of at least US$50 million or, if such Public Offering does not occur in the United States of America, an amount denominated in the currency of the jurisdiction in which such Public Offering occurs equivalent to US$50 million at then applicable exchange rate.

“Initiating Holder” has the meaning specified in Section 6.02(a).

“Inspector” has the meaning specified in Section 6.05(a)(vii).

“Investors” has the meaning specified in the Preamble.

“IPO Effective Date” means, if the Company’s primary listing is in the United States, the date upon which the registration statement with respect to the Initial Public Offering is declared effective by the Commission.

“Liability” has the meaning specified in Section 6.06(a).

“Licensed Field” has the meaning specified in the Priceline License Agreement.

“Market Price” means, on any date of determination, the average of the daily Closing Price of the Registrable Securities for the immediately preceding 20 days on which the national securities exchanges are open for trading.

“NASD” means the National Association of Securities Dealers, Inc.

“NASDAQ” means the National Association of Securities Dealers Automated Quotation System.

“Non-Exercising Securityholder” has the meaning specified in Section 5.02.

“Note Purchase Agreement” has the meaning specified in the Recitals.

“Option Limit” has the meaning specified in Section 5.06.

“Option Plan” has the meaning specified in Section 5.06.

“Ordinary Shares” means ordinary shares of US$0.20 par value each in the capital of the Company.

“Original Ordinary Shares” means the ordinary shares of US $1.00 par value each in the capital of the Company prior to the Sub-division.

“Original Securityholders Agreement” has the meaning specified in the Recitals.

“Party” and “Parties” have the respective meanings specified in the Preamble.

“PCLN SUB” has the meaning specified in the Preamble.

“Permitted Transferee” has the meaning specified in Section 4.01.

“Person” means any individual, firm, corporation, proprietary, public or private company, partnership, limited liability company, public liability company, trust or other entity, and shall include any successor (by merger or otherwise) of such entity.

“Priceline” means priceline.com Incorporated, a corporation organized under the laws of the State of Delaware, United States of America.

“Priceline Guaranty” means the guaranty, dated as of June 27, 2000, of Priceline in favor of TH and the Company, including all confirmations thereof.

“Priceline License Agreement” has the meaning specified in the Recitals.

“Priceline Market Price” means, with respect to any issuance of shares of common stock of Priceline, the weighted average of the closing prices per share of common stock of Priceline on NASDAQ on the twenty (20) trading days immediately preceding such issuance.

“Priceline Services Agreement” has the meaning specified in the Recitals.

“Priceline Trademark Agreement” has the meaning specified in the Recitals.

“Public Offering” means a public offering of Shares pursuant to a prospectus, an effective registration statement or listing agreement in compliance with the laws, rules and regulations in such jurisdiction as may be approved by the Board to be the jurisdiction for the primary listing and trading of the Company’s securities.

“Records” has the meaning specified in Section 6.05(a)(vii).

“Registrable Securities” means, each of the following:  (a) any and all Shares owned by the Designated Holders or issued or issuable upon exercise, exchange or conversion of any securities held by the Designated Holders or acquired by any of the Designated Holders after the date hereof, (b) any other Shares acquired or owned by any of the Designated Holders prior to the IPO Effective Date or acquired or owned by any of the Designated Holders after the IPO Effective Date, if such Designated Holder is an Affiliate of the Company, and (c) any Shares issued or issuable to any of the Designated Holders with respect to the Registrable Securities by way of stock dividend or stock split or in connection with a combination of shares, recapitalization, merger, consolidation or other reorganization or otherwise and any shares or voting common stock issuable upon conversion, exercise or exchange thereof.  For purposes of this Agreement, Registrable Securities will cease to be Registrable Securities when (i) a Registration Statement covering such Registrable Securities has been declared effective under the Securities Act by the Commission and such Registrable Securities have been disposed of pursuant to such effective Registration Statement, (ii) such Registrable Securities shall have been distributed pursuant to Rule 144, or (iii) the entire amount of Registrable Securities proposed to be sold in a single sale, in the opinion of counsel satisfactory to the Company and the Designated Holders, each in their reasonable judgment, may be distributed to the public without any limitation as to volume pursuant to Rule 144.

“Registration Expenses” has the meaning specified in Section 6.05(d).

“Registration Statement” means a Registration Statement filed pursuant to the Securities Act.

“Restricted Shares” means all Shares other than (a) Shares that have been registered under a registration statement pursuant to the Securities Act, (b) Shares with respect to which a sale has been made in reliance on and in accordance with Rule 144 or (c) Shares with respect to which the holder thereof shall have delivered to the Company either (i) an opinion, in form and substance reasonably satisfactory to the Company, of counsel, who shall be reasonably satisfactory to the Company, or (ii) a “no action” letter from the staff of the Commission, to the effect that subsequent transfers of such Shares may be effected without registration under the Securities Act or compliance with Rule 144.

“Restructuring Agreement” has the meaning set forth in the Recitals.

“Rule 144” means Rule 144 (or any successor provision) under the Securities Act.

“Sale Assumption”, with respect to any Shares, means the assumption that such Shares are sold to a third party that is not an Affiliate of Priceline, PCLN SUB, Hutchison, A.S. Watson or TH in a single, private transaction, negotiated at arm’s-length.

“Securities Act” means the United States Securities Act of 1933, as amended, and the rules and regulations promulgated by the Commission thereunder.

“Securityholder” means each holder of (i) Shares or (ii) any other security of the Company, that is exercisable or exchangeable for, or convertible into, Shares, provided, in each case, that such Person becomes a party to this Agreement by executing and delivering to each of the other Securityholders a Deed of Adherence.

“Shares” means the Ordinary Shares owned by each Securityholder on the date hereof, as set forth opposite each Securityholder’s name on Annex I hereto, and additional Ordinary Shares acquired by one or more Securityholders after the date hereof, including Ordinary Shares acquired as a result of a subsequent purchase, conversion, reorganization, recapitalization, reclassification, stock dividend, split-up, sale of assets, distribution or redemption of securities of the Company, and including the Ordinary Shares issued upon conversion or exercise or exchange of any security convertible into, or exercisable or exchangeable for, Ordinary Shares.

“Sub-division” has the meaning specified in the Recitals.

“Subsidiary” means any and all Persons (other than individuals) Controlled by the Company directly or indirectly through one or more intermediaries.

“Territory” has the meaning specified in the Recitals.

“TH” has the meaning specified in the Preamble.

“TH Services Agreement” has the meaning specified in the Recitals.

“Third Party” means, with respect to any Securityholder, any other Person (other than a Permitted Transferee of such Securityholder).

“Transactions” has the meaning specified in the Recitals.

“Transfer” means any voluntary or involuntary attempt to, directly or indirectly, through the transfer of legal or beneficial interests in any Securityholder or in Affiliates or otherwise, offer, sell, assign, transfer, grant a participation in, pledge or otherwise dispose of any Shares, or the consummation of any such transaction, or the soliciting of any offer to purchase or otherwise acquire, or taking a pledge of, any of the Shares; provided, however, that no Transfer shall be deemed to have occurred (i) with respect to any Shares owned by PCLN SUB by reason of any sale, assignment, transfer, grant, pledge or other disposition of any securities of Priceline or (ii) with respect to any Shares owned by TH by reason of any sale, assignment, transfer, grant, pledge or other disposition of any securities of Hutchison.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF THE PARTIES

Each Party represents and warrants to each other Party as follows:

(a)          Corporate Authority.  Such Party has full power, capacity and authority to execute, deliver and perform this Agreement;

(b)          Due Authorization.  This Agreement has been duly and validly authorized, executed and delivered by such Party and constitutes a valid and binding obligation of such Party, enforceable against such Party in accordance with its terms, except that (i) the enforceability hereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect affecting creditors’ rights, (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to certain equitable defenses and to the discretion of the court before which any proceedings therefor may be brought, and (iii) the rights to indemnity hereunder may be limited by law or the public policy underlying such law; and

(c)          No Conflict.  The execution, delivery and performance of this Agreement by such Party do not violate or conflict with, or constitute a default or breach under, (i) such Party’s organizational documents, (ii) any judgment, order or decree or statute, law, ordinance, rule or regulation of any governmental entity applicable to such Party or (iii) any material agreement to which it is a party or by which it or its assets and properties are bound, except, with respect to the violations, conflicts, defaults and breaches referred to in clause (i) or (ii) above, such as would not, (A) individually or in the aggregate, have a material adverse effect on the business, condition (financial or otherwise), assets or results of operations of such Party or the Company or (B) prevent or materially delay the consummation of the transactions contemplated by this Agreement or the Ancillary Agreements.

ARTICLE III

CORPORATE GOVERNANCE

Section 3.01.          Composition of the Board.  Prior to the Initial Public Offering, the Board shall consist of seven (7) members, of which: (a) a member shall be designee of PCLN SUB (the “PCLN Director”), (b) five (5) members shall be designees of TH (the “TH Directors”) and (c) a member shall be the Chief Executive Officer of the Company from time to time.

Section 3.02.          Nomination and Election of Directors.

(a)          (i) No director may be removed from office other than by the Person or Persons having the right, as set forth in Section 3.01, to designate such director, except that TH shall have the right to remove any Person who is a member of the Board by reason of Section 3.01(c) who is no longer Chief Executive Officer of the Company, and (ii) in the event of a vacancy on the Board, the Securityholders agree to procure appointment of or to vote to elect, a substitute director designated by the same Person or Persons having the right, as set forth in Section 3.01, to designate the director vacating his or her position on the Board.

(b)          Prior to the Initial Public Offering, each Securityholder shall take all actions and do all things necessary to provide for the annual election of the Board.

Section 3.03.          Voting.  Each Securityholder shall, prior to the Initial Public Offering, take all actions and do all things necessary to effect the election or appointment of the nominees for the Board nominated by PCLN SUB or TH, and the Chief Executive Officer, in accordance with Section 3.01 above.  The Parties agree to vote their Shares and, subject to applicable fiduciary duties, to cause their nominated directors and other representatives to effectuate the policies and rules established by this Agreement during the continuance of this Agreement.  Except as set forth in this Article III, each Securityholder acknowledges and agrees that nothing contained in this Agreement shall constitute a voting agreement or require any Securityholder to vote its Shares in any manner other than as it deems fit, in its sole discretion.

Section 3.04.          Chairman of the Board.  Prior to the Initial Public Offering, TH shall nominate one of the TH Directors to be appointed Chairman of the Board who will not have a second or casting vote.

Section 3.05.          Committees.  Each of the following committees of the Board shall consist of at least the PCLN Director and one TH Director.  Prior to the Initial Public Offering, the Company will establish and maintain the following committees:

(a)          Executive Committee.  The Executive Committee of the Board shall consist of at least two (2) members of the Board, including the PCLN Director and one (1) TH Director

(b)          Audit Committee.  The Audit Committee of the Board shall consist of three (3) members, two of whom shall be members of the Board, comprised of the PCLN Director and one (1) TH Director, and the third of which shall be the chief financial controller of the Company, provided that the adoption of any resolution or other action by the Audit Committee shall require the affirmative vote of the  PCLN Director and such TH Director.

Section 3.06.          Meetings of the Board; Quorum; Actions.  The Board shall meet at least once a quarter and more frequently at the request of at least two (2)  directors.  A majority of the total number of directors, which majority must include at least the PCLN Director and one TH Director, shall constitute a quorum for the transaction of business at a meeting of the Board.  In the event that a quorum of the directors is not so present at the start of a duly convened Board meeting, that meeting shall be adjourned to a day not earlier than 7 days from the date of such meeting and a quorum at such adjourned meeting shall consist of such directors as are present in person or represented by their alternates.  All members of the Board shall have equal voting rights, being one vote for each director (either in person or by his or her alternate).  Except as set forth in Section 3.07, the vote of a majority of the total number of directors shall be the act of the Board.  Prior to the Initial Public Offering, it is the intention of each Securityholder that designees of any Securityholder to the Board shall, subject to any fiduciary duty existing under applicable law, be permitted to take into account the interests of such Securityholder.

Section 3.07.          Supermajority Provisions.

(a)           Prior to the Initial Public Offering, in addition to any approval required under applicable law, the prior approval of (x) the holder(s) of at least two-thirds of the outstanding Ordinary Shares and (y) the Board, which approval shall include the affirmative vote of the PCLN Director and at least one TH Director, shall be required for the Company to:

(i)            (A)  merge, combine or consolidate with, or agree to merge, combine or consolidate with, or purchase, or agree to purchase, all or substantially all of the stock of, any Person or (B) purchase, or agree to purchase, all or substantially all of the assets and properties of, or otherwise acquire, or agree to acquire, all or any portion of, any Person, in each case with respect to this clause (B), having a value in excess of US$3,000,000, including assets and assumed liabilities;

(ii)           sell all or substantially all of the assets and properties of the Company;

(iii)          liquidate or dissolve the Company, effect any recapitalization or reorganization of the Company, or any stock split or reverse stock split, or, in each case, obligate itself to do so, except for any recapitalization or reorganization of the Company, or any stock split or reverse stock split, which shall not dilute the shareholding of any Securityholder in the Company or which shall not prejudice the rights attaching to the Shares held by any Securityholder;

(iv)          amend or propose to amend the Memorandum of Association or Articles of Association of the Company where such amendment shall prejudice the rights attaching to the Shares held by any Securityholder;

(v)           issue any Ordinary Shares, or securities exercisable or exchangeable for, or convertible into, Ordinary Shares, for consideration per Ordinary Share (or an exercise, exchange or conversion price per Ordinary Share) in an amount less than par value of the Ordinary Shares ; or

(vi)          adopt or amend any equity incentive plan for directors, officers or employees, including the Option Plan, to permit the grant of, or otherwise grant, options or any other rights to acquire Ordinary Shares in excess of the Option Limit.

(b)           Prior to the Initial Public Offering, the prior approval of (x) PCLN SUB and TH; and (y) the Board, which approval shall include the affirmative vote of the PCLN Director and at least one TH Director shall be required for the Company to

(i)            enter into any contract, agreement or other arrangement involving aggregate payments to or from the Company in excess of US$1,000,000 in the aggregate during any twelve-month period with any Securityholder or any Affiliate of any Securityholder, except as contemplated by the Restructuring Agreement, the Business Plan or by the Priceline License Agreement, the Priceline Services Agreement, the Hutchison License Agreement or the TH Services Agreement; or

(ii)           declare, set aside or pay a dividend or make any distribution with respect to its capital stock in excess of US$100,000 annually (whether in cash, securities or other property) or redeem, purchase or otherwise acquire any of its capital stock.

Section 3.08.          Intentionally deleted.

(a)

Section 3.09.          Intentionally deleted.

(a)

Section 3.10.          Officers.

(a)          There shall be a chief executive officer of the Company (the “Chief Executive Officer”) who shall be appointed by the Board and serve as such until the expiration of the term of his or her executive services agreement or until his or her death, resignation or removal in accordance with the terms of his or her executive service agreement.  The Chief Executive Officer shall have the responsibility for managing the day-to-day business operations and affairs of the Company, implementing the Business Plan and supervising its other officers, subject to the direction, supervision and control of the Board.  In general, the Chief Executive Officer shall have such other powers and perform such other duties as usually pertain to the office of the Chief Executive Officer, and as from time to time may be assigned to such officer by the Board, including the authority to recommend for appointment by the Board, the officers of the Company.

(b)          Any vacancy in the position of Chief Executive Officer shall be filled by appointment of the Board.

ARTICLE IV

TRANSFER OF SHARES

Section 4.01.          General Restrictions.  Prior to the earlier to occur of (a) the expiration of any lock-up period required under applicable law or by the underwriters in connection with the Company’s Initial Public Offering and (b) June 27, 2005, no Securityholder may Transfer any Shares or any other securities of the Company without the prior written consent of the other Securityholders, except for Transfers, (i) by TH to any wholly owned subsidiary of Hutchison or by PCLN SUB to any wholly owned subsidiary of Priceline (in each case, a “Permitted Transferee”); provided, however, that, prior to any such Transfer, such Permitted Transferee shall agree in writing to take such Shares or other securities subject to, and shall become a party to, this Agreement by executing and delivering a deed of adherence, substantially in the form of Schedule I hereto, which shall be filed with the Secretary of the Company and shall include the address of such Person to which notices hereunder shall be sent (the “Deed of Adherence”), a copy of which writing shall be filed with the Secretary of the Company and shall include the address of such Permitted Transferee to which notices hereunder shall be sent and the transferring Securityholder shall guarantee all of the Permitted Transferee’s obligations under this Agreement, (ii) pursuant to any offer, including a tender or exchange offer (“Offer”), by any Person (including the Company) to purchase all of the outstanding Ordinary Shares and any other securities of the Company, which Offer has been approved by the Board, including the affirmative vote of at least the PCLN Director and one TH Director, or (iii) pursuant to any transaction requiring the approval of PCLN SUB and TH pursuant to and in accordance with Section 3.07(a), and as to which the requisite approval of such Securityholders shall have been obtained.  Each Securityholder shall provide the Company with prior written notice of any proposed Transfer of Shares or other securities of the Company which shall be in compliance with this Agreement.  A Permitted Transferee of Shares may transfer its Shares only to the transferor Securityholder or to a Person that is a Permitted Transferee of such transferor Securityholder.  In the event that an Offer is presented to the Board for consideration and such Offer (x) is approved by the TH Directors, and (y) is not made by a Prohibited Transferee (as defined in the Priceline License Agreement), PCLN SUB shall procure that the PCLN Director shall not unreasonably withhold his affirmative vote for the approval of such Offer.  If the PCLN Director’s affirmative vote for the approval of such Offer is unreasonably withheld, TH shall have the right, by notice in writing to PCLN SUB, to require PCLN SUB to purchase all of the Ordinary Shares and other securities of the Company held by TH at a price and on terms which are no less favourable that those contained in the Offer.

Section 4.02.          Transfers Not In Compliance.  In the event of any purported or attempted Transfer of Shares or other securities of the Company by a Securityholder that does not comply with this Agreement, the purported or attempted transferee, including any successor by operation of law, shall not be deemed to be a Securityholder of the Company for any purpose and shall not be entitled to any of the rights of a Securityholder, including the right to vote any such securities (if the securities are in the form of Shares), to receive a certificate or to have its name registered in the register of members for any such securities or any dividends, interest or other distributions on or with respect to any such securities or to exercise any conversion right attached to any such securities.

Section 4.03.          Legends.

(a)          The Company shall affix to each certificate evidencing Shares issued to Securityholders a legend in substantially the following form:

“THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO CERTAIN RESTRICTIONS ON TRANSFER AS SET FORTH IN AN AMENDED AND RESTATED SECURITYHOLDERS’ AGREEMENT DATED                    , 2003, AS IT MAY BE AMENDED FROM TIME TO TIME, A COPY OF WHICH IS ON FILE AT THE PRINCIPAL EXECUTIVE OFFICES OF THE ISSUER.  NO REGISTRATION OF TRANSFER OF THESE SHARES WILL BE MADE ON THE BOOKS OF THE ISSUER UNLESS AND UNTIL SUCH RESTRICTIONS SHALL HAVE BEEN COMPLIED WITH.”

(b)          Any Securityholder with Shares issued prior to the date hereof has delivered to the Company its certificates representing such Shares in exchange for certificates representing such Shares bearing the legend set forth in Section 4.03(a).

(c)          In the event that the Shares shall cease to be subject to the restrictions on transfer set forth in this Agreement, the Company shall, upon the written request of the holder thereof, issue to such holder a new certificate evidencing such Shares without the legend required by Section 4.03(a).  Before issuing a new certificate omitting part or all of the legend set forth in Section 4.03(a), the Company may request an opinion of counsel reasonably satisfactory to it to the effect that the restrictions discussed in the legend to be omitted no longer apply to the Shares represented by such certificate.

Section 4.04.          Rights of First Refusal Transfer Offers.

(a)          Subject to the general restrictions above in this Article IV, if at any time after June 27, 2005, but prior to the Initial Public Offering, any Securityholder or Permitted Transferee (a “Transferring Securityholder”) receives a bona fide offer (a “Transfer Offer”) to acquire all or any portion of the Shares then owned by such Transferring Securityholder (the “Transfer Shares”) from any Person that is not a Permitted Transferee of such Transferring Securityholder (the “Offeror”), which such Transferring Securityholder desires to accept, such Transferring Securityholder shall cause the Offeror to reduce the Transfer Offer to writing and shall deliver written notice of such Offer (a “Transfer Notice”) to the Company and each other Securityholder.  The Transfer Notice shall also contain an irrevocable offer by such Transferring Securityholder to sell all, but not less than all, of the Transfer Shares to each other Securityholder at the same price and upon the same terms contained in the Transfer Offer, and shall be accompanied by a true and correct copy of the Transfer Offer (which shall identify the Offeror, the address of the Offeror, the amount and form of consideration contained in the Transfer Offer and all other terms and conditions of the Transfer Offer).

(b)          Procedures.  Each Securityholder to whom a Transfer Notice is delivered shall have the irrevocable right and option, within the thirty (30) day period after receipt of the Transfer Notice (the “Notice Period”), to accept or reject the offer made therein by delivering written notice of such acceptance (an “Acceptance Notice”) to the Transferring Securityholder within the Notice Period, specifying the number of Transfer Shares as to which it desires to accept such offer.  Each Transferring Securityholder delivering an Acceptance Notice shall concurrently deliver a copy thereof to the Company and each other Securityholder.  In the event that Acceptance Notices are delivered by Securityholders with respect to a number of Shares in excess of the total number of Transfer Shares, then each such Securityholder shall be entitled to purchase a number of Transfer Shares equal to the product of (i) the number of Transfer Shares multiplied by (ii) a fraction, the numerator of which is the number of Transfer Shares as to which such Securityholder specified its desire to accept the Offer in its Acceptance Notice, and the denominator of which is the total number of Transfer Shares as to which all Securityholders specified their desire to accept the Offer in their respective Acceptance Notices.

(c)          Closings.  Any purchase of Transfer Shares by a Securityholder shall take place at a closing to be held at the location and on the date mutually agreed upon by the Transferring Securityholder and such Securityholder, which date shall be not less than fifteen (15) days nor more than thirty (30) days after the expiration of the Notice Period.  At such closing, each Securityholder that is purchasing Transfer Shares shall deliver the consideration therefor by wire transfer of immediately available funds to an account, such account to be designated by the Transferring Securityholder at least two (2) Business Days prior to such closing against delivery of a certificate or certificates representing the Transfer Shares so purchased, together with a duly signed share transfer form in respect of all Transfer Shares, and the Transfer Shares are to be Transferred free and clear of any and all liens, claims, charges, security interests or other encumbrances of any nature whatsoever.

(d)          Certain Permitted Transfers.  If at the expiration of the Notice Period, the offer contained in the Transfer Notice shall not have been accepted with respect to all of the Transfer Shares (the “Unaccepted Shares”), then the Transferring Securityholder shall have sixty (60) days after the expiration of the Notice Period with respect to Unaccepted Shares to sell such Unaccepted Shares to the Offeror, at the price and upon the terms contained in the Transfer Notice.  If any Transfer Shares are not purchased at the closing described above due to any reason other than a default by the Transferring Securityholder (the “Default Shares”), then (i) all other Securityholders accepting the offer contained in the Transfer Notice, if any, shall acquire such Default Shares or (ii) the Transferring Securityholder shall have sixty (60) days after such default and subsequent determination by the other Securityholders not to acquire the Default Shares, to sell such Default Shares to the Offeror, at the price and upon the terms contained in the Transfer Notice.  Promptly after any such sale to the Offeror, the Transferring Securityholder shall notify the Company and each other Securityholder, and shall furnish the Company and each other Securityholder with evidence, of such sale and the price and terms thereof.  If, at the end of the respective periods set forth above, the Transferring Securityholder has not completed the sale of all Transfer Shares, such Transferring Securityholder shall no longer be permitted to sell the Transfer Shares pursuant to this Section without again fully complying with the provisions hereof, and the Transfer Shares shall remain subject to the terms of this Agreement as if they had never been offered for sale.

Section 4.05.          Call Rights.

(a)          Rights Upon Change of Control.  Prior to the Initial Public Offering, upon the occurrence of any Change of Control of TH, PCLN SUB may elect to require TH and all Permitted Transferees of TH to Transfer to PCLN SUB all Shares and other securities convertible into, or exercisable or exchangeable for, Shares owned or held, whether directly or indirectly, by TH and such Permitted Transferees in exchange, at the option of PCLN SUB, for cash or common stock of Priceline equal in value to the Default Value of such Shares as of the date of such Change of Control.  The number of shares of common stock of Priceline to be issued will be equal to (i) such aggregate Default Value of such Shares divided by (ii) the Priceline Market Price.  Upon the occurrence of any Change of Control of

PCLN SUB, TH may elect to require PCLN SUB and all Permitted Transferees of PCLN SUB to transfer to TH all Shares and other securities convertible into, or exercisable or exchangeable for, Shares owned or held, whether directly or indirectly, by PCLN SUB and such Permitted Transferee in exchange for cash equal in value to the Default Value of such Shares as of the date of such Change of Control.  Not less than ten (10) Business Days prior to the occurrence of a Change of Control, TH or PCLN SUB (as the case may be) shall notify PCLN SUB or TH and the Company of such occurrence (the “Change of Control Notice”).

(b)          Procedures.  If PCLN SUB or TH elects to exercise its rights pursuant to Section 4.05(a), such Party shall have thirty (30) days after the later to occur of the Change of Control and the receipt of the Change of Control Notice, as the case may be, within which to notify the other such Party and the Company of its exercise of such rights (the “Exercise Notice”).

(c)          Closing.

(i)        Any purchase of Shares or other securities in the Company by PCLN SUB or TH pursuant to this Section 4.05 shall take place at a closing to be held at the location and on the date mutually agreed upon by TH and PCLN SUB, which date shall be not less than fifteen (15) days nor more than thirty (30) days after the date on which the Exercise Notice is given and, failing agreement, such closing shall take place simultaneously at the offices of Baker & McKenzie located at Hutchison House, 14th Floor, 10 Harcourt Road, Hong Kong, and at the offices of Blank Rome LLP located at One Logan Square, Philadelphia, Pennsylvania, United States of America, at 8:00 a.m., Hong Kong time, on the date which is thirty (30) days after the date on which the Exercise Notice is given.

(ii)       At such closing, the transferee of the Shares or other securities in the Company shall (A) deliver any cash consideration therefor by wire transfer of immediately available funds to the account or accounts to be designated at least two (2) Business Days prior to such closing by the transferor and its respective Permitted Transferees as may be required or as may determine to Transfer such Shares or other securities in the Company, or (B) in the event PCLN SUB determines to acquire such Shares or other securities in the Company, in exchange for shares of Priceline common stock, cause to be delivered a certificate or certificates for such shares of Priceline common stock, in each case, against delivery of a certificate or certificates representing the Shares or other securities in the Company so purchased, together with a duly signed share transfer form or other appropriate instruments of transfer in respect of all Shares and other securities in the

Company and the Shares and other securities in the Company are to be Transferred free and clear of any and all liens, claims, charges, security interests or other encumbrances of any nature whatsoever.

ARTICLE V

ADDITIONAL AGREEMENTS

Section 5.01.          New Investors to Execute Agreement. The Company shall not, at any time prior to its Initial Public Offering, issue any Ordinary Shares or issue any security convertible into, or exercisable or exchangeable for, Ordinary Shares, other than pursuant to the option granted to TH in the Restructuring Agreement, Ordinary Shares issued to option holders upon exercise of options granted under the Option Plan, unless, prior to the consummation of any such issuance, each Person to whom such security is proposed to be issued agrees in writing to take such Shares subject to, and shall become a party to this Agreement by executing and delivering the Deed of Adherence, which shall be filed with the Secretary of the Company and shall include the address of such Person to which notices hereunder shall be sent.  Upon the execution and delivery by any Person of such Deed of Adherence, Annex I hereto shall be revised to include the name of such Person and such Person shall be deemed a “Securityholder” for purposes of this Agreement and shall have the rights and be subject to the obligations of a Securityholder as such under this Agreement.

Section 5.02.          Rights to Purchase New Securities.  If, prior to the Initial Public Offering, the Company proposes to issue any Ordinary Shares (or other securities exercisable or exchangeable for, or convertible into, Ordinary Shares) to any Person, including to any Securityholder (whether for cash, securities or other property), except such as are issued (a) pursuant to the Initial Public Offering, (b) to any director, officer or employee of the Company pursuant to any equity incentive plan approved by the Board, which approval must include the affirmative vote of at least one TH Director and the PCLN Director (except in an amount in excess of the Option Limit, whether under the Option Plan or otherwise), (c) pursuant to the option granted to TH in the Restructuring Agreement  or (d) as consideration in any transaction approved by the Board, which approval must include the affirmative vote of at least one TH Director and the PCLN Director, including issues to the Company’s suppliers (other than PCLN SUB or TH), TH and PCLN SUB and their respective Permitted Transferees shall have the right to subscribe for and be issued a number of Ordinary Shares or other securities proposed to be issued by the Company such that, following such transactions, such Securityholder shall maintain the same proportionate interest, whether direct or indirect, in the issued and outstanding Ordinary Shares on a fully diluted basis, as held by such Securityholder immediately prior to such transaction.  Such subscription by each

Securityholder shall be on the same terms and conditions as such subscription by such Person.  Any Ordinary Shares or other securities issued to any Person other than a Securityholder, for which TH or PCLN SUB have elected not to exercise their respective rights under this Section 5.02 (each, a “Non-Exercising Securityholder”), shall dilute each Non-Exercising Securityholder ratably.

Section 5.03.          Further Assurances.  Each of the Parties hereto shall use reasonable efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws to consummate and make effective the transactions contemplated hereunder, including, using reasonable efforts to obtain all licenses, permits, consents, approvals, authorizations, qualifications and orders of the competent governmental entities.  Without limiting the generality of the foregoing, the Parties shall, when required in order to effect the transactions contemplated hereunder, make all necessary filings, and thereafter make any other required or appropriate submissions and shall supply as promptly as practicable to the appropriate governmental entity any additional information and documentary material that may be requested.  Each of the Parties shall cooperate with the other when required in order to effect the transactions contemplated hereunder.  In case at any time after the date hereof, any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of each of the Parties shall use their reasonable best efforts to take all such action.

Section 5.04.          Use of Names.  Neither the Company nor any of its Affiliates shall use the names of any Securityholder or any Affiliate of a Securityholder in any press release, notice or other publication without the prior consent of such Securityholder, which consent shall not be unreasonably withheld or delayed.

Section 5.05.          Covenants by the Company.  The Company hereby covenants to each Securityholder as follows:

(a)          The Company shall maintain financial statements in accordance with International Accounting Standards applied on a consistent basis, with a reconciliation to United States generally accepted accounting principles included in the footnotes;

(b)          Prior to the Initial Public Offering, each Securityholder holding at least 20% of the issued and outstanding Ordinary Shares shall have reasonable rights to inspect the books and records of the Company and shall have reasonable access to the legal, tax, accounting and other personnel of the Company; and

(c)          Prior to the Initial Public Offering, the Company shall deliver to each Securityholder holding at least 20% of the issued and outstanding Ordinary Shares, the following documents:

(i)        Annual audited consolidated financial statements within ninety (90) days after the end of each fiscal year and quarterly unaudited consolidated financial statements within forty-five (45) days after the end of each fiscal quarter, in each case, of the Company and its subsidiaries;

(ii)       Monthly financial reports furnished to senior management of the Company, contemporaneously with delivery to senior management; and

(iii)      Copies of reports, if any, submitted to the Company by independent accountants in connection with each annual or interim audit of the books and records of the Company made by such accountants and such other financial and management reports as may reasonably be requested.

(d)          From and after June 27, 2000, the Company shall, to the fullest extent permitted under applicable law, indemnify, defend and hold harmless each director and officer of the Company and each such Person who served at the request of the Company as a director, officer, trustee, partner, fiduciary, employee or agent of another Person, including any trust, pension or other employee benefit plan, against all claims and losses against such Person by reason of the fact that such Person is or was a director or officer of the Company or served in any such capacity.  From and after June 27, 2000, the Company shall cause to be maintained in effect appropriate policies of directors’ and officers’ liability insurance having customary terms and conditions, taking into account the identity and nature of potential claimants and claims prior to and after the Initial Public Offering.

Section 5.06.          Stock Option Plan. The Company shall establish a stock option plan for directors, officers and employees of the Company on such terms and at such time as to be approved by the Board, which terms shall include provisions substantially to the effect set forth in Article IV, including with respect to restrictions on transfer of such options and the Ordinary Shares issuable upon exercise thereof, and which approval shall include the affirmative vote of at least the PCLN Director and one TH Director  (the “Option Plan”), provided that such Option Plan shall limit the number of Ordinary Shares issuable upon exercise of options granted thereunder to no more than 10% of the outstanding Ordinary Shares on a fully diluted basis, including after giving effect to the issuance of Ordinary Shares upon exercise of options granted under any equity incentive plan

(the “Option Limit”).  Any Ordinary Shares issued pursuant to such Option Plan shall dilute all Securityholders ratably.

Section 5.07.          Confidentiality.

(a)          Without limiting the Confidentiality Agreement dated December 10, 1999 between Priceline and A.S. Watson, which shall remain in full force and effect in accordance with its terms, the Parties agree that the content and existence of this Agreement and all information disclosed by either of them to the other relating to the Parties’ respective businesses shall be treated as strictly confidential and shall not, save as required by law or any rule or regulation of any recognized stock exchange, including the NASDAQ, or with the mutual consent of the Parties, be disclosed by them to any Third Party (save their respective legal and financial advisors for use in connection with the matters contemplated herein).

(b)          If one of the Parties is required by law or any regulation or rule of any stock exchange, including the NASDAQ, on which its shares are listed to make an announcement concerning its entering into this Agreement, such Party may make such an announcement provided that it has first agreed with the other Parties on the content of the announcement, such agreement not to be unreasonably withheld or delayed by any other Party.  Each Party hereby acknowledges that each other Party or its Affiliates is subject to the rules and regulations of the stock exchange on which its shares are listed, and shall use all reasonable endeavors to agree with the other Parties on the content of any announcement referred to in this Section 5.07 so as to comply with the requirements of law or such rules and regulations.

Section 5.08.          Initial Public Offering.  Upon the Initial Public Offering, the Company is to be listed and the Ordinary Shares are to be quoted on such stock exchange as is approved by the Board.  In the event that the Ordinary Shares are listed on any national securities exchange in the United States, the Company shall grant registration rights to the Investors in accordance with Article VI hereof.  Neither PCLN SUB nor TH shall unreasonably withhold its consent to such Initial Public Offering, taking into account the amount of proceeds that may be raised from such Initial Public Offering and the timing of the Initial Public Offering, it being understood that neither PCLN SUB nor TH shall be required to so consent solely by reason of the fact that the Company proposes to issue securities in an amount meeting the minimum requirements set forth in the definition of Initial Public Offering.

Section 5.09.          Funding.  The initial capital and cash requirements of the Company shall be satisfied by utilization of the proceeds of the issue of Shares pursuant to the Share Purchase Agreement and the issue of the Convertible Note pursuant to the Note Purchase Agreement.  In the event that, prior to the Initial Public Offering, the Company’s financial resources are at any stage insufficient to satisfy its working capital requirements as determined by the Board, such additional funding requirements of the Company may  be met by way of the subscription by the Securityholders of new securities of the Company or the advance of loans from the Securityholders to the Company in proportion to their then existing securities in the Company.  PCLN SUB and TH may, prior to the Initial Public Offering, also authorize additional third party equity financing (including funding from venture capitalists) in form and from entities acceptable to PCLN SUB and TH.

Section 5.10.          Default in Funding.  If, prior to the Initial Public Offering, any Securityholder (the “Defaulting Party”) fails to participate in additional funding as specifically set forth in and required by the Business Plan, each other Securityholder shall have the right to dilute the equity interest, whether direct or indirect, of the Defaulting Party, after taking into account any convertible securities in the Company held by the Defaulting Party (if any), by subscribing for additional securities of the Company in the form of either (i) notes on terms not more favorable than the Convertible Note and/or the option granted to TH in the Restructuring Agreement except as to the conversion price thereof or (ii) Ordinary Shares, at the option of the subscriber, and in an amount equal to the additional funding not contributed by the Defaulting Party.

ARTICLE VI

REGISTRATION RIGHTS

Section 6.01.          Listing in the United States.  In the event that the Ordinary Shares are listed on a national securities exchange in the United States following the Initial Public Offering, the Investors shall have the Registration Rights set forth in this Article VI.

Section 6.02.          Demand Registration.

(a)          Request for Demand Registration.  At any time commencing on the later of (i) six (6) months after the IPO Effectiveness Date or (ii) expiration of the underwriters’ lock-up period applicable to the Initial Public Offering, any Designated Holder may make a written request to the Company to register, and the Company shall register, under the Securities Act (other than pursuant to a Registration Statement on Form S-4 or S-8 or any successor thereto) (each, a “Demand Registration”), the number of Registrable Securities stated in such request; provided, however, that the Company shall not be obligated to effect more than two (2) such Demand Registrations for TH and its Permitted Transferees and two (2) such Demand Registrations for PCLN SUB and its Permitted Transferees.  If at the time of any request to register Registrable Securities pursuant to this Section 6.02(a), the Company is engaged in, or has fixed plans to engage in within ninety (90) days of the time of such request, a registered public offering or is engaged in any other activity which, in the good faith determination of the Board, would be adversely affected in any material respect by the Demand Registration, then the Company may at its option direct that such request be delayed for a reasonable period not in excess of ninety (90) days from the effective date of such offering or the date of completion of such other material activity, as the case may be, such right to delay a request to be exercised by the Company not more than once in any one (1) year period.  In addition, the Company shall not be required to file any registration statement (i) within ninety (90) days after the effective date of any other Registration Statement of the Company or (ii) if the Designated Holder requesting such registration (the “Initiating Holder”) proposes to sell Registrable Securities at an aggregate price (calculated based on the Market Price of the Registrable Securities on the date of filing of the Registration Statement in respect of Registrable Securities) to the public of less than US$10,000,000.  Each request for a Demand Registration by the Initiating Holder shall state the amount of the Registrable Securities proposed to be sold and the intended method of disposition thereof.

(b)          Incidental or “Piggy-Back” Rights with Respect to a Demand Registration.  Each of the Designated Holders (other than the Initiating Holder which has requested a registration under Section 6.02(a) above) may offer its Registrable Securities under any Demand Registration pursuant to this Section 6.02(b).  Within ten (10) Business Days after the receipt of a request for a Demand Registration from an Initiating Holder (unless such request is delayed pursuant to Section 6.02(a) above), the Company shall (i) give written notice thereof to all of the Designated Holders (other than the Initiating Holder which has requested a registration under Section 6.02(a)) and (ii) subject to Section 6.02(e), include in such registration all of the Registrable Securities held by such Designated Holders from whom the Company has received a written request for inclusion therein within ten (10) Business Days of the receipt by such Designated Holders of such written notice referred to in clause (i) above.  In connection with any Incidental Registration under this Section 6.02(b) involving an underwritten offering, the Company shall not be required to include any Registrable Securities in such underwritten offering unless such Designated Holders thereof accept the terms of the underwritten offering as agreed upon between the Company, the Initiating Holder and the Approved Underwriter, and then only in such quantity as the Approved Underwriter believes will not jeopardize the success of the offering.  Each such request by such Designated Holders shall specify the number of Registrable Securities proposed to be registered.  The failure of any Designated

Holder to respond within such 10-Business Day period referred to in clause (ii) above shall be deemed to be a waiver of such Designated Holder’s rights under this Section 6.02 with respect to such Demand Registration, provided that any Designated Holder may waive its rights under this Section 6.02 prior to the expiration of such 10-Business Day period by giving written notice to the Company, with a copy to the Initiating Holder.

(c)          Effective Demand Registration.  The Company shall use its reasonable best efforts to cause any such Demand Registration to become and remain effective not later than ninety (90) days after it receives a request under Section 6.02(a) hereof.  A registration shall not constitute a Demand Registration until it has become effective and remains continuously effective for the lesser of (i) the period during which all Registrable Securities registered in the Demand Registration are sold and (ii) ninety (90) days; provided, however, that a registration shall not constitute a Demand Registration if (x) after such Demand Registration has become effective, such registration or the related offer, sale or distribution of Registrable Securities thereunder is interfered with by any stop order, injunction or other order or requirement of the Commission or other governmental agency or court for any reason not attributable to the Initiating Holders and such interference is not thereafter eliminated or (y) the conditions specified in the underwriting agreement, if any, entered into in connection with such Demand Registration are not satisfied or waived, other than by reason of a failure by the Initiating Holder.

(d)          Expenses.  The Company shall pay all Registration Expenses in connection with a Demand Registration, whether or not such Demand Registration becomes effective.

(e)          Underwriting Procedures.  If the Company or the Initiating Holder  so elects, the Company shall use its reasonable best efforts to cause such Demand Registration to be in the form of a firm commitment underwritten offering and the managing underwriter or underwriters selected for such offering shall be the Approved Underwriter selected in accordance with Section 6.02(f).  In connection with any Demand Registration under this Section 6.02 involving an underwritten offering, none of the Registrable Securities held by any Designated Holder making a request for inclusion of such Registrable Securities pursuant to Section 6.02(b) hereof shall be included in such underwritten offering unless such Designated Holder accepts the terms of the offering as agreed upon by the Company, the Initiating Holder and the Approved Underwriter, and then only in such quantity as will not, in the opinion of the Approved Underwriter, jeopardize the success of such offering.  If the Approved Underwriter advises the Company that the aggregate amount of such Registrable Securities requested to be included in such offering is sufficiently large to be materially detrimental to the success of such offering, then the Company shall be required to include in the underwritten offering, to the extent of the amount that the Approved Underwriter believes may be sold without being so materially detrimental, first, all of the Registrable Securities to be offered for the account of the Designated Holders (including the Initiating Holder), pro rata based on the number of Registrable Securities owned by each such Designated Holder; second, any Securities to be offered for the account of the Company; and third, any other securities requested to be included in such underwritten offering.

(f)           Selection of Underwriters.  If any Demand Registration of Registrable Securities is in the form of an underwritten offering, the Company shall select and obtain an investment banking firm of national reputation to act as the managing underwriter of the offering (the “Approved Underwriter”), which selection shall be approved by the Board, including the affirmative vote of at least the PCLN Director and one TH Director.

Section 6.03.          Incidental or “Piggy-Back” Registration.

(a)          Request for Incidental Registration.  At any time after the IPO Effective Date, if the Company proposes to file a Registration Statement under the Securities Act with respect to an offering of Ordinary Shares by the Company for its own account (other than a Registration Statement on Form S-4 or S-8 or any successor thereto) or for the account of any stockholder of the Company other than the Designated Holders, then the Company shall give written notice of such proposed filing to each of the Designated Holders as promptly as practicable (but in any event not less than ten (10) Business Days) before the anticipated filing date, and such notice shall describe the proposed registration and distribution and offer such Designated Holders the opportunity to register the number of Registrable Securities as each such Designated Holder may request (an “Incidental Registration”).  The Company shall use its reasonable best efforts (within ten (10) Business Days of the notice provided for in the preceding sentence) to cause the managing underwriter or underwriters of a proposed underwritten offering (the “Company Underwriter”) to permit each of the Designated Holders who has requested in writing to participate in the Incidental Registration to include its or his Registrable Securities in such offering on the same terms and conditions as the securities for the account of the Company or for the account of such other stockholder, as the case may be, included therein.  In connection with any Incidental Registration under this Section 6.03(a) involving an underwritten offering, the Company shall not be required to include any Registrable Securities in such underwritten offering unless the Designated Holders thereof accept the terms of the underwritten offering as agreed upon between the Company, such other stockholder, if any, and the Company Underwriter, and then only in such quantity as the Company Underwriter believes will not be materially detrimental to the success of the offering by the Company.  If the Company Underwriter determines that the registration of all or part of the Registrable Securities which the Designated Holders have requested to be included would be materially detrimental to the success of such offering, then the Company shall be required to include in such Incidental Registration, to the extent of the amount that the Company Underwriter believes may be sold without being so materially detrimental, first, all of the securities to be offered by the Company for its account and for the account of such other stockholder; second, the Registrable Securities to be offered for the account of the Designated Holders pursuant to this Section 6.03, pro rata based on the number of Registrable Securities owned by each such Designated Holder; and third, any other securities requested to be included in such underwritten offering.

(b)          Termination of Registration.  If, at any time after giving such written notice in accordance with Section 6.03(a) and prior to the effective date of the registration statement filed in connection with such Incidental Registration, the Company shall determine for any reason to withdraw such registration statement and terminate its proposed Incidental Registration, then the Company may, at its election, given written notice of such determination to each holder of Registrable Securities and thereupon the Company shall be relieved of its obligation to register any Registrable Securities in connection with such registration (but not from its obligation to pay the Registration Expenses in connection therewith to the extent provided in Section 6.03(c)).

(c)          Expenses.  The Company shall bear all Registration Expenses in connection with any Incidental Registration pursuant to this Section 6.03, whether or not such Incidental Registration becomes effective.

Section 6.04.          Holdback Agreements.

(a)          Restrictions on Public Sale by Designated Holders.  To the extent requested (i) by the Company or the Initiating Holder, as the case may be, in the case of a non-underwritten public offering and (ii) by the Approved Underwriter or the Company Underwriter, as the case may be, in the case of an underwritten public offering, each Designated Holder of Registrable Securities agrees (x) not to effect any public sale or distribution of any Registrable Securities or of any securities convertible into or exchangeable or exercisable for such Registrable Securities, including a sale pursuant to Rule 144, and (y) not to make any request for a Demand Registration under this Agreement, during the ninety (90) day period (or one hundred and eighty (180) day period in the case of the Company’s Initial Public Offering) or such shorter period, if any, mutually agreed upon by such Designated Holder and the requesting party beginning on the effective date of such Registration Statement (except as part of such registration).

(b)          Restrictions on Public Sale by the Company.  The Company agrees not to effect any public sale or distribution of any of its securities, or any securities convertible into or exchangeable or exercisable for such securities (except pursuant to registrations on Form S-4 or S-8 or any successor thereto), during the period beginning on the effective date of any Registration Statement in which the Designated Holders of Registrable Securities are participating and ending on the earlier of (i) the date on which all Registrable Securities registered on such Registration Statement are sold and (ii) ninety (90) days after the effective date of such Registration Statement (except as part of such registration).

Section 6.05.          Registration Procedures.

(a)          Obligations of the Company.  Whenever registration of Registrable Securities has been requested pursuant to Section 6.02 or Section 6.03 of this Agreement, the Company shall use its reasonable best efforts to effect the registration and sale of such Registrable Securities in accordance with the intended method of distribution thereof (or an underwritten distribution elected pursuant to Section 6.02(e) above) as promptly as practicable, and in connection with any such request, the Company shall, as expeditiously as possible:

(i)        prepare and file with the Commission a Registration Statement on any form for which the Company then qualifies or which counsel for the Company shall deem appropriate and which form shall be available for the sale of such Registrable Securities in accordance with the intended method of distribution thereof, and cause such Registration Statement to become effective; provided, however, that (x) before filing a Registration Statement or prospectus or any amendments or supplements thereto, the Company shall provide counsel selected by the Designated Holders holding a majority of the Registrable Securities being registered in such registration (“Holders’ Counsel”) and any other Inspector with an adequate and appropriate opportunity to review and comment on such Registration Statement and each prospectus included therein (and each amendment or supplement thereto) to be filed with the Commission, subject to such documents being under the Company’s control, and (y) the Company shall notify the Holders’ Counsel and each seller of Registrable Securities of any stop order issued or threatened by the Commission and take all action required to prevent the entry of such stop order or to remove it if entered;

(ii)       prepare and file with the Commission such amendments and supplements to such Registration Statement and the prospectus used in connection therewith as may be necessary to keep such Registration Statement effective for the lesser of (x) one hundred and twenty (120) days and (y) such shorter period which will terminate when all Registrable Securities covered by such Registration Statement have been sold, and comply with the provisions of the

Securities Act with respect to the disposition of all securities covered by such Registration Statement during such period in accordance with the intended methods of disposition by the sellers thereof set forth in such Registration Statement;

(iii)      furnish to each seller of Registrable Securities, prior to filing a Registration Statement, at least one copy of such Registration Statement as is proposed to be filed, and thereafter such number of copies of such Registration Statement, each amendment and supplement thereto (in each case including all exhibits thereto), and the prospectus included in such Registration Statement (including each preliminary prospectus) as each such seller may reasonably request in order to facilitate the disposition of the Registrable Securities owned by such seller;

(iv)      register or qualify such Registrable Securities under such other securities or “blue sky” laws of such jurisdictions as any seller of Registrable Securities may request, and to continue such qualification in effect in such jurisdiction for as long as permissible pursuant to the laws of such jurisdiction, or for as long as any such seller requests or until all of such Registrable Securities are sold, whichever is shortest, and do any and all other acts and things which may be reasonably necessary or advisable to enable any such seller to consummate the disposition in such jurisdictions of the Registrable Securities owned by such seller; provided, however, that the Company shall not be required to (x) qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify but for this Section 6.05(a)(iv), (y) subject itself to taxation in any such jurisdiction or (z) consent to general service of process in any such jurisdiction;

(v)       notify each seller of Registrable Securities at any time when a prospectus relating thereto is required to be delivered under the Securities Act, upon discovery that, or upon the happening of any event as a result of which, the prospectus included in such Registration Statement contains an untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading and the Company shall promptly prepare a supplement or amendment to such prospectus and furnish to each seller a reasonable number of copies of such supplement to or an amendment of such prospectus as may be necessary so that, after delivery to the purchasers of such Registrable Securities, such prospectus shall not contain an untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading;

(vi)      enter into and perform customary agreements (including an underwriting agreement in customary form with the Approved Underwriter or Company Underwriter, if any, selected as provided in Section 6.02, Section 6.03 or Section 6.05, as the case may be) and take such other actions as are prudent and reasonably required in order to expedite or facilitate the disposition of such Registrable Securities;

(vii)     make available at reasonable times for inspection by any seller of Registrable Securities, any managing underwriter participating in any disposition of such Registrable Securities pursuant to a Registration Statement, Holders’ Counsel and any attorney, accountant or other agent retained by any such seller or any managing underwriter (each, an “Inspector” and, collectively, the “Inspectors”), all financial and other records, pertinent corporate documents and properties of the Company and its subsidiaries (collectively, the “Records”) as shall be reasonably necessary to enable them to exercise their due diligence responsibility, and cause the Company’s and its subsidiaries’ officers, directors and employees, and the independent public accountants of the Company, to supply all information reasonably requested by any such Inspector in connection with such Registration Statement.  Records that the Company determines, in good faith, to be confidential and which it notifies the Inspectors are confidential shall not be disclosed by the Inspectors (and the Inspectors shall confirm their agreement in writing in advance to the Company if the Company shall so request) unless (x) the disclosure of such Records is necessary, in the Company’s judgment, to avoid or correct a misstatement or omission in the Registration Statement, (y) the release of such Records is ordered pursuant to a subpoena or other order from a court of competent jurisdiction after exhaustion of all appeals therefrom or (z) the information in such Records was known to the Inspectors on a non-confidential basis prior to its disclosure by the Company or has been made generally available to the public.  Each seller of Registrable Securities agrees that it shall, upon learning that disclosure of such Records is sought in a court of competent jurisdiction, give notice to the Company and allow the Company, at the Company’s expense, to undertake appropriate action to prevent disclosure of the Records deemed confidential;

(viii)    if such sale is pursuant to an underwritten offering, use its best efforts to obtain a “cold comfort” letter from the Company’s independent public accountants in customary form and covering such matters of the type customarily covered by “cold comfort” letters as Holders’ Counsel or the managing underwriter reasonably requests;

(ix)      use its reasonable best efforts to furnish, at the request of any seller of Registrable Securities on the date such securities are delivered to the underwriters for sale pursuant to such registration or, if such securities are not being sold through underwriters, on the date the Registration Statement with respect to such securities becomes effective, an opinion, dated such date, of counsel representing the Company for the purposes of such registration, addressed to the underwriters, if any, and to the seller making such request, covering such legal matters with respect to the registration in respect of which such opinion is being given as the underwriters, if any, and such seller may reasonably request and are customarily included in such opinions;

(x)       comply with all applicable rules and regulations of the Commission, and make available to its security holders, as soon as reasonably practicable but no later than fifteen (15) months after the effective date of the Registration Statement, an earnings statement covering a period of twelve (12) months beginning after the effective date of the Registration Statement, in a manner which satisfies the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder;

(xi)      cause all such Registrable Securities to be listed on each securities exchange on which similar securities issued by the Company are then listed, provided that the applicable listing requirements are satisfied;

(xii)     keep Holders’ Counsel advised in writing as to the initiation and progress of any registration under Section 6.02 or Section 6.03 hereunder;

(xiii)    cooperate with each seller of Registrable Securities and each underwriter participating in the disposition of such Registrable Securities and their respective counsel in connection with any filings required to be made with the NASD; and

(xiv)    take all other steps reasonably necessary to effect the registration of the Registrable Securities contemplated hereby.

(b)          Seller Information.  The Company may require each seller of Registrable Securities as to which any registration is being effected to furnish, and such seller shall furnish, to the Company such information regarding the distribution of such securities as the Company may from time to time reasonably request in writing.

(c)          Notice to Discontinue.  Each Designated Holder of Registrable Securities agrees that, upon receipt of any notice from the Company of the happening of any event of the kind described in Section 6.05(a)(v), such Designated Holder shall forthwith discontinue disposition of Registrable Securities pursuant to the Registration Statement covering such Registrable Securities until such Designated Holder’s receipt of the copies of the supplemented or amended prospectus contemplated by Section 6.05(a)(v) and, if so directed by the Company, such Designated Holder shall deliver to the Company (at the Company’s expense) all copies, other than permanent file copies then in such Designated Holder’s possession, of the prospectus covering such Registrable Securities which is current at the time of receipt of such notice.  If the Company shall give any such notice, the Company shall extend the period during which such Registration Statement shall be maintained effective pursuant to this Agreement (including the period referred to in Section 6.05(a)(ii)) by the number of days during the period from and including the date of the giving of such notice pursuant to Section 6.05(a)(v) to and including the date when sellers of such Registrable Securities under such Registration Statement shall have received the copies of the supplemented or amended prospectus contemplated by and meeting the requirements of Section 6.05(a)(v).

(d)          Registration Expenses.  The Company shall pay all expenses arising from or incident to its performance of, or compliance with, this Agreement, including (i) Commission, stock exchange and NASD registration and filing fees, (ii) all fees and expenses incurred in complying with securities or “blue sky” laws (including reasonable fees, charges and disbursements of counsel to any underwriter incurred solely in connection with “blue sky” qualifications of the Registrable Securities as may be set forth in any underwriting agreement), (iii) all printing, messenger and delivery expenses, (iv) the fees, charges and disbursements of counsel to the Company and of its independent public accountants and any other accounting fees, charges and expenses incurred by the Company (including any expenses arising from any “cold comfort” letters or any special audits incident to or required by any registration or qualification) and any legal fees, charges and expenses incurred by the Company, and (v) any liability insurance or other premiums for insurance obtained in connection with any Demand Registration or piggy-back registration thereon or Incidental Registration pursuant to the terms of this Agreement, regardless of whether such Registration Statement is declared effective.  All of the expenses described in the preceding sentence of this Section 6.05(d) are referred to herein as “Registration Expenses.”  The Designated Holders of Registrable Securities sold pursuant to a Registration Statement shall bear the expense of any broker’s commission or underwriter’s discount or commission relating to registration and sale of such Holders’ Registrable Securities and, subject to clause (iv) above, shall bear the fees and expenses of their own counsel.

Section 6.06.          Indemnification; Contribution.

(a)          Indemnification by the Company.  The Company agrees to indemnify and hold harmless each Designated Holder and each Person who controls (within the meaning of Section 15 of the Securities Act) such Designated

Holder from and against any and all losses, claims, damages, liabilities and expenses (including reasonable costs of investigation) (collectively, “Liability”), arising out of or based upon any untrue, or allegedly untrue, statement of a material fact contained in any Registration Statement, prospectus or preliminary prospectus or notification or offering circular (as amended or supplemented if the Company shall have furnished any amendments or supplements thereto) or arising out of or based upon any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading under the circumstances such statements were made, except insofar as such Liability arises out of or is based upon any untrue statement or alleged untrue statement or omission or alleged omission contained in such Registration Statement, preliminary prospectus or final prospectus in reliance upon information concerning such Designated Holder furnished in writing to the Company by such Designated Holder expressly for use therein, including the information furnished to the Company pursuant to Section 6.06(b).  The Company shall also provide customary indemnities to any underwriters of the Registrable Securities, their officers, directors and employees and each Person who controls such underwriters (within the meaning of Section 15 of the Securities Act) to the same extent as provided above with respect to the indemnification of the Designated Holders of Registrable Securities.

(b)          Indemnification by Designated Holders.  In connection with any Registration Statement in which a Designated Holder is participating pursuant to Section 6.02 or Section 6.03 hereof, each such Designated Holder shall promptly furnish to the Company in writing such information with respect to such Designated Holder as the Company may reasonably request or as may be required by law for use in connection with any such Registration Statement or prospectus and all information required to be disclosed in order to make the information previously furnished to the Company by such Designated Holder not materially misleading or necessary to cause such Registration Statement not to omit a material fact with respect to such Designated Holder necessary in order to make the statements therein not misleading.  Each Designated Holder agrees, severally but not jointly, to indemnify and hold harmless the Company, any underwriter retained by the Company and each Person who controls the Company or such underwriter (within the meaning of Section 15 of the Securities Act) to the same extent as the foregoing indemnity from the Company to the Designated Holders, but only with respect to any such information with respect to such Designated Holder furnished in writing to the Company by such Designated Holder expressly for use in such registration statement or prospectus, including the information furnished to the Company pursuant to this Section 6.06(b); provided, however, that the total amount to be indemnified by such Designated Holder pursuant to this Section 6.06(b) shall be limited to the net proceeds received by such Designated Holder in the offering to which the Registration Statement or prospectus relates.

(c)          Conduct of Indemnification Proceedings.  Any Person entitled to indemnification hereunder (the “Indemnified Party”) agrees to give prompt written notice to the indemnifying party (the “Indemnifying Party”) after the receipt by the Indemnified Party of any written notice of the commencement of any action, suit, proceeding or investigation or threat thereof made in writing for which the Indemnified Party intends to claim indemnification or contribution pursuant to this Agreement; provided, however, that the failure so to notify the Indemnifying Party shall not relieve the Indemnifying Party of any Liability that it may have to the Indemnified Party hereunder (except to the extent that the Indemnifying Party is materially prejudiced or otherwise forfeits substantive rights or defenses by reason of such failure).  If notice of commencement of any such action is given to the Indemnifying Party as above provided, the Indemnifying Party shall be entitled to participate in and, to the extent it may wish, jointly with any other Indemnifying Party similarly notified, to assume the defense of such action at its own expense, with counsel chosen by it and reasonably satisfactory to such Indemnified Party.  The Indemnified Party shall have the right to employ separate counsel in any such action and participate in the defense thereof, but the fees and expenses of such counsel shall be paid by the Indemnified Party unless (i) the Indemnifying Party agrees to pay the same, (ii) the Indemnifying Party fails to assume the defense of such action with counsel reasonably satisfactory to the Indemnified Party or (iii) the named parties to any such action (including any impleaded parties) include both the Indemnifying Party and the Indemnified Party and such parties have been advised by such counsel that either (x) representation of such Indemnified Party and the Indemnifying Party by the same counsel would be inappropriate under applicable standards of professional conduct or (y) there may be one or more legal defenses available to the Indemnified Party which are different from or additional to those available to the Indemnifying Party.  In any of such cases, the Indemnifying Party shall not have the right to assume the defense of such action on behalf of such Indemnified Party, it being understood, however, that the Indemnifying Party shall not be liable for the fees and expenses of more than one separate firm of attorneys (in addition to any local counsel) for all Indemnified Parties.  No Indemnifying Party shall be liable for any settlement entered into without its written consent, which consent shall not be unreasonably withheld.  No Indemnifying Party shall, without the consent of such Indemnified Party, effect any settlement of any pending or threatened proceeding in respect of which such Indemnified Party is a party and indemnity has been sought hereunder by such Indemnified Party, unless such settlement includes an unconditional release of such Indemnified Party from all liability for claims that are the subject matter of such proceeding.

(d)          Contribution.  If the indemnification provided for in this Section 6.06 from the Indemnifying Party is unavailable to an Indemnified Party hereunder in respect of any Liabilities referred to therein, then the Indemnifying

Party, in lieu of indemnifying such Indemnified Party, shall contribute to the amount paid or payable by such Indemnified Party as a result of such Liabilities in such proportion as is appropriate to reflect the relative fault of the Indemnifying Party and Indemnified Party in connection with the actions which resulted in such Liabilities, as well as any other relevant equitable considerations.  The relative faults of such Indemnifying Party and Indemnified Party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, has been made by, or relates to information supplied by, such Indemnifying Party or Indemnified Party, and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such action.  The amount paid or payable by a party as a result of the Liabilities referred to above shall be deemed to include, subject to the limitations set forth in Sections 6.06(a), 6.06(b) and 6.06(c), any legal or other fees, charges or expenses reasonably incurred by such party in connection with any investigation or proceeding; provided that the total amount to be contributed by such Designated Holder shall be limited to the net proceeds received by such Designated Holder in the offering.

The parties hereto agree that it would not be just and equitable if contribution pursuant to this Section 6.06(d) were determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to in the immediately preceding paragraph.  No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation.

Section 6.07.          Rule 144.  The Company covenants that from and after the IPO Effective Date, it shall (a) file any reports required to be filed by it under the Exchange Act and (b) take such further action as each Designated Holder of Registrable Securities may reasonably request (including providing any information necessary to comply with Rule 144 under the Securities Act), all to the extent required from time to time to enable such Designated Holder to sell Registrable Securities without registration under the Securities Act within the limitation of the exemptions provided by (i) Rule 144 under the Securities Act, as such rule may be amended from time to time, or Regulation S under the Securities Act or (ii) any similar rules or regulations hereafter adopted by the Commission.  The Company shall, upon the request of any Designated Holder of Registrable Securities, deliver to such Designated Holder a written statement as to whether it has complied with such requirements.

ARTICLE VII

MISCELLANEOUS

Section 7.01.          Termination.

(a)          This Agreement may be terminated by a written agreement to that effect, signed by the Company, PCLN SUB, TH and Securityholders owning at least 80% of the outstanding Shares.

(b)          This Agreement shall terminate with respect to the rights and obligations of the Company upon the occurrence of the Initial Public Offering; provided, however, that in addition to the obligations set forth in Section 7.02(b), the obligations of the Company set forth in Section 5.07 and Article VI shall survive any such termination.

(c)          This Agreement shall terminate with respect to the rights and obligations of any Securityholder following the Transfer, in accordance with the terms of this Agreement, by such Securityholder of all Shares owned by such Securityholder, except as otherwise set forth herein.

Section 7.02.          Effect of Termination.

(a)          In the event of the termination of this Agreement pursuant to Section 7.01(a) above, this Agreement shall forthwith become null and void, there shall be no further liability on the part of any Party to any other Party and all rights and the obligations hereunder of all Parties shall cease; provided that no termination of this Agreement shall affect the right of any Party hereto to recover damages or collect indemnification for any breach of the representations, warranties, agreements or covenants herein that occurred prior to such termination; and, provided further, that the terms and conditions set forth in Sections 5.04 and 5.07, and this Article VII (other than Sections 7.01, 7.03 and 7.04), shall survive any such termination.

(b)         In the event of the termination of this Agreement with respect to any Party pursuant to Section 7.01(b) or (c) above, this Agreement shall forthwith become null and void as to such Party, there shall be no further liability on the part of such Party to any other Party, and all rights and obligations hereunder of such Party shall cease; provided that no termination of this Agreement shall affect the right of any Party to recover damages or collect indemnification for any breach of the representations, warranties, agreements or covenants herein that occurred prior to such termination; and, provided further, that the terms and conditions set forth in Sections 5.04 and 5.07, and this Article VII (other than Sections 7.01, 7.03 and 7.04), shall survive any such termination.

Section 7.03.          Actions by the Company.  Prior to the Initial Public Offering, any right, option, discretion, obligation, notice, approval, consent, authorization or other action required or permitted to be exercised, performed, given or taken by the Company or the Board in order to enforce the Company’s rights under this Agreement shall be exercised, performed, given or taken only pursuant to a resolution duly adopted by the Board with the affirmative vote of at least the PCLN Director and at least one TH Director to the extent so provided for expressly in Section 3.07 above.

Section 7.04.          Compliance with Law.  The Parties hereto shall at all times act to ensure that all business and affairs of the Company shall be carried out in all material respects in accordance with any and all applicable laws, rules or regulations.

Section 7.05.          Specific Performance.  Each Party acknowledges and agrees that in the event of any breach of this Agreement, the non-breaching Party or Parties would be irreparably harmed and could not be made whole solely by monetary damages.  The Parties hereby agree that in addition to any other remedy to which any party may be entitled at law or in equity, to the extent permitted by applicable law, each Party shall be entitled to obtain an injunction or compel specific performance of this Agreement in any action instituted in any court having subject matter jurisdiction for such action.

Section 7.06.          Costs.  TH, on the one hand, and PCLN SUB, on the other hand, shall each bear all costs, fees and expenses incurred by it in connection with the preparation, negotiation, execution and delivery of this Agreement and the consummation of the transactions contemplated by the Restructuring Agreement, and all such costs, fees and expenses of all representatives hired, engaged or retained by it.

Section 7.07.          Interpretation.  The headings and captions in this Agreement are for convenience of reference only and shall not control or affect the meaning or construction of any provisions hereof.  When used in this Agreement, (i) the symbol “HK$” shall refer to the lawful currency of Hong Kong, (ii) the symbol “US$” shall refer to the lawful currency of the United States of America and (iii) the words “including” and “include” shall be deemed followed by the words “without limitation”.

Section 7.08.          Entire Agreement.  This Agreement constitutes the entire agreement and understanding of the parties hereto in respect of the Transactions and the transactions contemplated by the Restructuring Agreement, and there are no restrictions, promises, representations, warranties, covenants, conditions or undertakings with respect to the subject matter hereof, other than those expressly set forth or referred to herein.  From and after the date hereof, this Agreement supersedes all prior agreements and understandings between the parties hereto with respect to the subject matter hereof, including, the Memorandum of Agreement dated as of January 24, 2000 by and among the Parties and the Original Securityholders’ Agreement.

Section 7.09.          Notices.  All notices and other communications required or permitted to be given hereunder shall be in writing and shall be (a) delivered by hand, (b) delivered by a reputable commercial overnight delivery service, or (c) transmitted by facsimile, in each case, sent to the address or telecopier number set forth below.  Such notices shall be effective:  (i) in the case of hand deliveries, when received; (ii) in the case of an overnight delivery service, when received; and (iii) in the case of facsimile transmission, when electronic confirmation of receipt is received by the sender.  Any Party may change its address and telecopy number by written notice to another Party in accordance with this provision, provided that such notice shall be effective only upon receipt.

If to the Company, to:

Hutchison-Priceline Limited
Suite 408, 4th Floor, Lincoln House,
Taikoo Place,
979 King’s Road,
Hong Kong
Telecopy: 011-852-3192 0777
Attention: Chief Executive Officer

with a copy to TH and PCLN SUB.

If to TH, to:

Trio Happiness Limited
P.O. Box 957
Offshore Incorporation Centre
Road Town, Tortola, the British Virgin Islands
Telecopy: 011-852-2693-4404
Attention: Managing Director

with copies to:

A.S. Watson & Company, Limited, at:

(1) Watson House
1-5 Wo Liu Hang Road
Fo Tan, Shatin, New Territories, Hong Kong
Telecopy: 011-852-2693-4404
Attention: Managing Director

(2) 22/F, Hutchison House
10 Harcourt Road
Hong Kong
Telecopy: 011-852-2128-1778
Attention: The Company Secretary

If to PCLN SUB, to:

PCLN Asia, Inc.
In care of priceline.com Incorporated
800 Connecticut Avenue
Norwalk, CT 06854
Telecopy: +1-203-299-8915
Attention: General Counsel

with a copy to:

Blank Rome LLP
One Logan Square
Philadelphia, Pennsylvania, PA 19103
Telecopy: (215) 832-5479
Attention: Ronald Fisher

Section 7.10.          Dispute Resolution.

(a)          In the event of any dispute between one of the Parties hereto (the “Petitioner”) and one or more of the other Parties hereto (the “Respondents”) arising after the date hereof and relating to or arising out of any provision of this Agreement, the Petitioner shall give written notice to the Respondents of the fact that a dispute has arisen pursuant hereto.  Such notice shall include (i) a statement setting forth in reasonable detail the facts, events, circumstances, evidence and arguments underlying such dispute and (ii) proposed arrangements for a meeting to attempt to resolve the dispute to be held within sixty (60) days after such notice is given.  Within thirty (30) days after such notice is given, the Respondents shall submit to the Petitioner a written summary responding to such statement of facts, events, circumstances, evidence and arguments contained in the notice and an acceptance of, or proposed alternative to, the meeting arrangements set forth in the initial notice.

(b)          The chief executive officers of the Petitioner and each of the Respondents shall meet at a mutually acceptable time and place to attempt to settle any dispute in good faith; provided, however, that any such meeting shall be held no later than sixty (60) days after the written notice of dispute is given pursuant to Section 7.10(a) above.  Each Party involved in the resolution of a dispute pursuant to this Section 7.10 shall bear its own costs and expenses with respect to preparation for, attendance at and participation in such meeting.

Section 7.11.          Deadlock Resolution.

(a)          Deadlock.  As used in this Agreement, a “Deadlock” shall mean, prior to the Initial Public Offering, the failure by the Company to obtain the required vote by the holders of securities of the Company, or the Board, after complying with Section 7.10 hereof, that is necessary:

(i)        to approve the Initial Public Offering at any time after June 27, 2004 in accordance with Section 5.08 hereof; or

(ii)       to approve the authorization of additional equity financing in accordance with Section 5.09 hereof.

(b)          Actions in the Event of a Deadlock.

(i)        In the event of the occurrence of a Deadlock prior to the Initial Public Offering and notwithstanding any provision hereof to the contrary, either PCLN SUB or TH may, no sooner than sixty (60) days after the meeting of chief executive officers contemplated by Section 7.10(b),  request (the “Market Value Request”) that the Company engage the Independent Bank to determine the fair market value of all Shares and other equity securities of the Company, together with securities of the Company that are exercisable or exchangeable for, or convertible into, Shares or such other equity securities (collectively, “Company Securities”), owned or held, whether directly or indirectly, by PCLN SUB and TH, including Shares that PCLN SUB would have owned, or would have been entitled to receive, upon or by reason of any exercise, exchange or conversion of any other security into Ordinary Shares on the date of the Market Value Request (the “Request Date”).  The Independent Bank shall be selected by the Board in the reasonable exercise of its good faith judgment within sixty (60) days after receipt of the Market Value Request, which selection shall be approved by at least one TH Director and the PCLN Director.  In the event that the Board is unable to so select the Independent Bank within such sixty-day period, then the Board shall promptly petition the International Chamber of Commerce’s International Centre for Expertise to promptly select the Independent Bank.  Upon selection of the Independent Bank, the Board shall immediately notify the Independent Bank of such selection (the “Option Selection Notice”) and require that the Independent Bank determine the value of such Company Securities giving effect to the Sale Assumption (the “Market Value Determination”), and report such Market Value Determination in writing to the Board, within sixty (60) days after its receipt of the Option Selection Notice.  The Board shall promptly deliver the Market Value Determination of the Independent Bank to PCLN SUB and TH, which determination shall be final, binding and conclusive as to the Company, PCLN SUB and TH.  All fees, costs and expenses incurred by the Independent Bank and the International Chamber of Commerce’s International Centre for Expertise in connection with the Market Value Determination shall be borne by the Company.

(ii)       Within thirty (30) days after receiving the Market Value Determination from the Board (the “Exercise Period”), (A) PCLN SUB may offer to purchase all Company Securities owned or held, whether directly or indirectly, by TH and all Permitted Transferees of TH in exchange, at the option of PCLN SUB, for cash or common stock of Priceline equal in value to the Market Value Determination of such Company Securities and (B) TH may offer to purchase all Company Securities owned or held, whether directly or indirectly, by PCLN SUB and all Permitted Transferees of PCLN SUB in exchange, for cash equal in value to the Market Value Determination of such Company Securities (for each of PCLN SUB and TH, a “Purchase Option”).  The number of shares of Priceline common stock, if any, to be issued will be equal to (x) the Market Value Determination of  Company Securities purchased by PCLN SUB divided by (y) the Priceline Market Price.  Notwithstanding any provisions hereof to the contrary, no Party shall have an obligation to purchase any Company Securities of any other Party pursuant to this Section 7.11(b)(ii).

(iii)      In the event that neither PCLN SUB nor TH exercises its Purchase Option or each of PCLN SUB and TH exercises its Purchase Option in accordance with the terms of this Section 7.11 prior to the expiration of the Exercise Period, then PCLN SUB and TH shall engage the Independent Bank to attempt to sell the Company in a single, private transaction, negotiated at arm’s-length, to a third party that is not an

Affiliate of Priceline, PCLN SUB, Hutchison, A.S. Watson or TH (a “Third- Party Sale”).   The aggregate proceeds from the Third-Party Sale shall be distributed among Securityholders in proportion to the percentage of Ordinary Shares owned or held by such Securityholders on the closing date of the Third-Party Sale.

(iv)      If no Third-Party Sale occurs in accordance with the terms of this Section 7.11 prior to the first anniversary of the expiration of the Exercise Period, then either PCLN SUB or TH may, upon written notice to the Company and each other Securityholder require that the Company liquidate, and the Company and each Party shall take reasonable actions to effect such liquidation within a commercially reasonable period that would allow for an orderly winding-up of the affairs of the Company and disposal of the Company’s assets, such liquidation to be conducted in accordance with applicable law.

(c)          Closing of Purchase Option.

(i)        Any purchase of Company Securities by PCLN SUB or TH pursuant to Section 7.11(b)(ii) shall take place at a closing to be held at the location and on the date mutually agreed upon by TH and PCLN SUB, which date shall be not less than thirty (30) days nor more than sixty (60) days after the date on which PCLN SUB or TH exercises its Purchase Option and, failing agreement, such closing shall take place simultaneously at the offices of Baker & McKenzie located at Hutchison House, 14th Floor, 10 Harcourt Road, Hong Kong, and at the offices of Blank Rome LLP located at One Logan Square, Philadelphia, Pennsylvania, United States of America, at 8:00 a.m., Hong Kong time, on the date which is sixty (60) days after the date on which PCLN SUB or TH exercises its Purchase Option.

(ii)       At such closing, the transferee of Company Securities shall (A) deliver any cash consideration therefor by wire transfer of immediately available funds to the account or accounts to be designated at least two (2) Business Days prior to such closing by the transferor and its respective Permitted Transferees as may be required or as may determine to Transfer such Company Securities or (B) in the event PCLN SUB determines to acquire such Company Securities in exchange for shares of Priceline common stock, cause to be delivered a certificate or certificates for such shares of Priceline common stock, in each case, against delivery of a certificate or certificates representing such Company Securities so purchased, together with a duly signed share transfer form or other appropriate instruments of transfer in respect of all such Company Securities, and the Company Securities are to be Transferred free and clear of any and all liens, claims, charges, security interests or other encumbrances of any nature whatsoever.

(d)          Procedures for Third-Party Sale.  The Independent Bank shall attempt to effect a Third-Party Sale of the Company during a period of not less than three (3) nor more than twelve (12) months (the “Sale Period”).  Any contract, agreement or other arrangement relating to the Third-Party Sale shall be approved in advance by the Board, which approval shall include the affirmative vote of at least one TH Director and the PCLN Director. All fees, costs and expenses incurred by the Independent Bank and the International Chamber of Commerce’s International Centre for Expertise in connection with the Third-Party Sale shall be borne by the Company.

Section 7.12.          Governing Law; Forum; Service of Process.  This Agreement shall be governed by and construed in accordance with the laws of England and Wales (without giving effect to conflicts of law principles) as to all matters, including validity, construction, effect, performance and remedies of and under this Agreement.  Venue in any and all suits, actions and proceedings  between or among any of the parties hereto and relating to the subject matter of this Agreement shall be in the courts located in and for England and Wales (the “Courts”), which shall have exclusive jurisdiction for such purpose, and each of the Parties hereby irrevocably submits to the exclusive jurisdiction of such Courts and irrevocably waives the defense of an inconvenient forum to the maintenance of any such suit, action or proceeding.  Service of process may be made in any manner recognized by such Courts.  Each Party hereby irrevocably waives its right to a jury trial arising out of any dispute in connection with this Agreement or the transactions contemplated hereby.

Section 7.13.          Severability.  The invalidity, illegality or unenforceability of one or more of the clauses or provisions of this Agreement in any jurisdiction shall not affect the validity, legality or enforceability of the remainder of this Agreement in such jurisdiction or the validity, legality or enforceability of this Agreement, including any such clause or provision in any other jurisdiction, it being intended that all rights and obligations of the parties hereunder shall be enforceable to the fullest extent permitted by law.

Section 7.14.          Successors; Assigns; Third-Party Beneficiaries.  This Agreement is intended solely for the benefit of the Parties hereto and their successors and permitted assigns, and does not confer any rights or remedies, whether legal or equitable, on any other third person or entity, and no person or entity that is not a party to this Agreement shall have any right under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this Agreement; provided, however, that no Party may assign any of its rights, duties or obligations hereunder without the prior written consent of the other Party, other than (a) in the case of PCLN SUB, to any of its wholly owned subsidiaries, provided that no such assignment shall relieve PCLN SUB of any of its duties or obligations hereunder; and (b) in the case of TH, to any wholly owned subsidiary of Hutchison, provided that no such assignment shall relieve TH of its duties or obligations hereunder.

Section 7.15.          Amendments.  This Agreement may not be amended, modified or supplemented unless such modification is in writing and signed by the Company, PCLN SUB, TH and Securityholders owning at least 80% of the outstanding Ordinary Shares; provided, however, that no such amendment or modification that materially and adversely affects any Party shall be effective against such Party without such Party’s express written consent.

Section 7.16.          Waiver.  Any waiver (whether express or implied) of any default or breach of or by any Party to this Agreement shall be effective unless evidenced by a writing signed by the Party against which such waiver is sought to be enforced.  No such waiver for any purpose shall constitute a waiver of any other or subsequent default or breach, or for any other purpose.

Section 7.17.          Counterparts.  This Agreement may be executed in counterparts, which may be delivered by facsimile transmission, each of which shall be deemed an original, but all of which together shall constitute one and the same Agreement.

Section 7.18.          Discrepancies.  If any discrepancy is found between this Agreement and the Company’s Memorandum of Association or Articles of Association, the provisions of this Agreement shall prevail and the Parties shall procure that the Company shall, and shall take all actions and do all things necessary to, amend the Memorandum of Association or Articles of Association in accordance with this Agreement to the extent permitted by the applicable laws of the Cayman Islands.

- SIGNATURE PAGE FOLLOWS -

IN WITNESS WHEREOF, the Parties have caused this Amended and Restated Securityholders’ Agreement to be duly executed and delivered by their respective authorized signatories as of the date first written above.

HUTCHISON-PRICELINE LIMITED

By:	/s/ Ian Wade
Name: Ian Wade
Title: Director

PCLN ASIA, INC.

By:	/s/ Mitch Truwit
Name: Mitch Truwit
Title: President

TRIO HAPPINESS LIMITED

By:	/s/ Martin So
Name: Martin So
Title: Director

ANNEX I

Securityholder	Number of Ordinary Shares Held

Trio Happiness Limited	92,176,963

PCLN Asia, Inc.	17,308,585

SCHEDULE I

DEED OF ADHERENCE

DATE:

By this Deed we

having our registered office at

intending to become a shareholder of Hutchison-Priceline Limited (the “Company”) hereby agree with the Company and each of its shareholders to comply with and to be bound by all of the provisions of an Amended and Restated Securityholders’ Agreement dated as of [   ], 2003 (the “Agreement”) among the Company, PCLN Asia, Inc. and Trio Happiness Limited (a copy of which has been delivered to us and which we have initialed and attached hereto for identification) in all respects as a Party (as defined therein) to the Agreement and as a Securityholder (as defined therein) as and on the basis that references therein to each Party and each Securityholder include a separate reference to us.

Our address and telecopier number to which notices under the Agreement shall be sent are as follows:

[Address]

Telecopy: [	]

Attention: [	]

EXECUTED AS A DEED
by [ ]

Director

Director/Secretary